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As filed with the Securities and Exchange Commission on December 2, 2019

Registration No. 333-234778

United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AGNICO EAGLE MINES LIMITED
(Exact name of Registrant as specified in its charter)

Ontario, Canada (Province or other jurisdiction of incorporation or organization)	1041 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

145 King Street East, Suite 400, Toronto, Ontario, Canada M5C 2Y7
(416) 947-1212
(Address and telephone number of Registrant's principal executive offices)

Davies Ward Phillips & Vineberg LLP
900 Third Avenue, 24th Floor
New York, New York 10022
(212) 588-5500
(212) 308-0132 (fax)
Attention: Jeffrey Nadler, Esq.
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:
Sean Boyd Agnico Eagle Mines Limited 145 King Street East, Suite 400 Toronto, Ontario, Canada M5C 2Y7 (416) 947-1212	Patricia Olasker, Esq. Davies Ward Phillips & Vineberg LLP 155 Wellington Street West Toronto, Ontario, Canada M5V 3J7 (416) 863-0900

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

          It is proposed that this filing shall become effective (check appropriate box):

A. ☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)
B. ☒	At some future date (check the appropriate box below)
	1. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
2. ☐
pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3. ☒
pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4. ☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box.    ☒

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system ("MJDS") adopted by the United States, to prepare this prospectus in accordance with the disclosure requirements of Canada. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein, if any, have been prepared in accordance with foreign generally accepted accounting principles, and may be subject to foreign auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in the home country of the Registrant. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Registrant is incorporated or organized under the laws of the Province of Ontario, that some or all of its officers and directors may be residents of a foreign country, that some or all of the underwriters or experts named in the registration statement may be residents of a foreign country, and that all or a substantial portion of the assets of the Registrant and said persons may be located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This short form base shelf prospectus has been filed under legislation in each of the provinces and territories of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

No securities regulatory authority in Canada or the United States has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of securities only in those jurisdictions where they may lawfully be offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada and the United States Securities and Exchange Commission. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary, Agnico Eagle Mines Limited, 145 King Street East, Suite 400, Toronto, Ontario, Canada M5C 2Y7 (telephone (416) 947-1212), and are also available electronically at www.sedar.com and www.sec.gov.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	December 2, 2019

AGNICO EAGLE MINES LIMITED
Debt Securities
Common Shares
Warrants
US$1,000,000,000

Agnico Eagle Mines Limited (the "Company") may from time to time offer and issue debt securities, common shares or warrants to purchase debt securities or common shares (collectively, the "Securities"), up to a total price of US$1,000,000,000 (or the equivalent in Canadian dollars or other currencies based on the applicable exchange rate at the time of the offering), during the 25-month period that this short form base shelf prospectus, including any amendments hereto, remains valid. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying prospectus supplement (a "Prospectus Supplement").

The specific variable terms of any offering of Securities will be set out in the applicable Prospectus Supplement including, where applicable: (i) in the case of common shares, the number of shares offered, the offering price (or the manner of determination thereof if offered on a non-fixed price basis, including sales in transactions that are deemed to be "at the market distributions" as defined in National Instrument 44-102 — Shelf Distributions) and any other specific terms; (ii) in the case of debt securities, the designation of the debt securities, any limit on the aggregate principal amount of the debt securities, whether payment on the debt securities will be senior or subordinated to the Company's other liabilities and obligations, whether the debt securities will bear interest, the interest rate or method of determining the interest rate, whether any conversion or exchange rights will be attached to the debt securities, whether the Company may redeem the debt securities at its option and any other specific terms; and (iii) in the case of warrants, the designation, number and terms of debt securities or common shares purchasable on the exercise of the warrants, any procedures that will result in adjustment of these numbers, the exercise price, dates and periods of exercise and any other specific terms. A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters described in this prospectus.

All information permitted under applicable laws to be omitted from this prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this prospectus. Each Prospectus Supplement will be incorporated by reference into this prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

No underwriter or dealer has been involved in the preparation of, or has performed any review of, this prospectus.

The Company may offer and sell the Securities, separately or together, to or through one or more underwriters or dealers, purchasing as principal for public offering and sale by them, and also may sell Securities to one or more other purchasers directly or through agents. The Securities may be offered and sold in Canada and/or the United States and elsewhere where permitted by law. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, if any, engaged by the Company in connection with the offering and sale of the Securities and will set forth the terms of the offering of such Securities, the method of distribution of such Securities including, to the extent applicable, the proceeds to the Company and any discounts, commissions or any other compensation payable to underwriters, dealers or agents, and any other material terms of the plan of distribution. See "Plan of Distribution".

Subject to applicable laws, in connection with any offering of Securities other than an "at the market distribution", the underwriters, dealers or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities at levels other than those which may prevail on the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See "Plan of Distribution".

No underwriter or dealer involved in an "at the market distribution", no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer may over allot Securities in connection with the distribution or may affect any other transactions that are intended to stabilize or maintain the market price of the Securities in connection with an "at the market distribution".

Investment in the Securities involves certain risks that should be considered by a prospective purchaser. See "Risk Factors" along with the risk factors described in the applicable Prospectus Supplement pertaining to a distribution of Securities and the risk factors described in the documents incorporated by reference in this prospectus and any applicable Prospectus Supplement. See "Documents Incorporated by Reference".

Each of Dr. Leanne M. Baker and J. Merfyn Roberts is a director of the Company who resides outside of Canada and each has appointed Agnico Eagle Mines Limited, 145 King Street East, Suite 400, Toronto, Ontario M5C 2Y7 as agent for service of process. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person who resides outside of Canada, even if the party has appointed an agent for service of process.

The outstanding common shares of the Company are listed on the on the Toronto Stock Exchange (the "TSX") and on the New York Stock Exchange (the "NYSE") under the symbol "AEM". The Company's head office and registered office is located at 145 King Street East, Suite 400, Toronto, Ontario, Canada M5C 2Y7. Unless otherwise specified in the applicable Prospectus Supplement, there is currently no market through which the debt securities or warrants offered under this prospectus may be sold and purchasers may not be able to resell any debt securities or warrants purchased under this prospectus. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. See the "Risk Factors" section of the applicable Prospectus Supplement.

i

ABOUT THIS PROSPECTUS

        This prospectus provides a general description of the Securities that the Company may offer. Each time Securities are offered under this prospectus, the Company will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this prospectus. Before investing in any Securities, prospective investors should read both this prospectus and any applicable Prospectus Supplement, together with the additional information described below and in the applicable Prospectus Supplement under "Documents Incorporated by Reference".

        Only the information contained or incorporated by reference in this prospectus should be relied upon. The Company has not authorized any other person to provide different or additional information. If anyone provides different, additional or inconsistent information, it should not be relied upon. The Securities offered hereunder may not be offered or sold in any jurisdiction where the offer or sale is not permitted. Unless otherwise indicated, the statistical, operating and financial information contained in this prospectus is presented as at December 2, 2019. It should be assumed that the information appearing in this prospectus and in the documents incorporated by reference herein is accurate only as of the respective dates of such documents. The Company's business, financial condition, results of operations and prospects may have changed since those dates.

        In this prospectus, unless stated otherwise, the "Company" refers to Agnico Eagle Mines Limited and its consolidated subsidiaries.

        The Company reports its financial results using International Financial Reporting Standards ("IFRS"). Unless otherwise stated herein, all references to financial results herein are to those prepared in accordance with IFRS.

CURRENCY AND EXCHANGE RATE INFORMATION

        The Company publishes its consolidated financial statements in United States dollars. Unless otherwise indicated, all references to "$", "US$" or "dollar" in this prospectus refer to United States dollars and "C$" refers to Canadian dollars. The following table sets out, for the years and dates indicated, certain information regarding the Canadian dollar/United States dollar exchange rate. Except as indicated below, the information is based on the indicative exchange rate as reported by the Bank of Canada. For information purposes, such indicative exchange rate on November 29, 2019 was C$1.3289 = US$1.00.

Year ended December 31,	Period End	Average(1)	Low	High
	(C$ per US$)
2018	1.3642	1.2957	1.2288	1.3642
2017	1.2545	1.2986	1.2128	1.3743

(1)
The average of the indicative rates during the relevant period.

NOTE TO INVESTORS CONCERNING ESTIMATES
OF MINERAL RESERVES AND MINERAL RESOURCES

        The mineral reserve and mineral resource estimates contained in this prospectus and in the documents incorporated by reference herein have been prepared in accordance with the Canadian securities regulatory authorities' (the "CSA") National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101"). These standards are similar to those used by SEC Industry Guide 7, as interpreted by the SEC staff. However, the definitions in NI 43-101 differ in certain respects from those under SEC Industry Guide 7. Accordingly, mineral reserve and mineral resource information contained in this prospectus and in the documents incorporated by reference herein may not be comparable to similar information disclosed by United States companies. Under the SEC's Industry Guide 7, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made.

        For United States reporting purposes, the SEC has adopted amendments to its disclosure rules (the "SEC Modernization Rules") to modernize the mining property disclosure requirements for issuers whose securities are registered with the SEC under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), which became effective February 25, 2019. The SEC Modernization Rules more closely align the SEC's disclosure requirements and policies for mining properties with current industry and global regulatory practices and standards, including NI 43-101, and replace the historical property disclosure requirements for mining registrants that were included in SEC Industry Guide 7. Issuers must begin to comply with the SEC Modernization Rules in their first fiscal year beginning on or after January 1, 2021, though Canadian issuers that report in the United States using the MJDS may still use NI 43-101 rather than the SEC Modernization Rules when using the SEC's MJDS registration statement and annual report forms. SEC Industry Guide 7 will remain effective until all issuers are required to comply with the SEC Modernization Rules, at which time SEC Industry Guide 7 will be rescinded.

        As a result of the adoption of the SEC Modernization Rules, the SEC now recognizes estimates of "measured mineral resources", "indicated mineral resources" and "inferred mineral resources." In addition, the SEC has amended definitions of "proven mineral reserves" and "probable mineral reserves" in the SEC Modernization Rules, with definitions that are substantially similar to those used in NI 43-101.

        United States investors are cautioned that while the SEC now recognizes "measured mineral resources", "indicated mineral resources" and "inferred mineral resources", prospective investors should not assume that any part or all of the mineral deposits in these categories will ever be converted into a higher category of mineral resources or into mineral reserves. These terms have a great amount of uncertainty as to their economic and legal feasibility. Accordingly, investors are cautioned not to assume that any "measured mineral resources", "indicated mineral resources", or "inferred mineral resources" that the Company reports in this prospectus are or will be economically or legally mineable.

        Further, "inferred mineral resources" have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that any part or all of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian regulations, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in limited circumstances. Investors are cautioned not to assume that any part or all of an inferred mineral resource exists, or is or will ever be economically or legally mineable.

        The mineral reserve and mineral resource data set out in this prospectus and in the documents incorporated by reference herein are estimates, and no assurance can be given that the anticipated tonnages and grades will be achieved or that the indicated level of recovery will be realized. The Company does not include equivalent gold ounces for by-product metals contained in mineral reserves in its calculation of contained ounces and mineral reserves are not reported as a subset of mineral resources.

        For definitions of the terms used in this section, see the Company's annual information form for the year ended December 31, 2018 (the "AIF") filed with the CSA on the System for Electronic Document Analysis and Retrieval ("SEDAR") on March 26, 2019.

NOTE TO INVESTORS CONCERNING CERTAIN MEASURES OF PERFORMANCE

        This prospectus and the documents incorporated by reference herein disclose certain measures, including "total cash costs per ounce", "all-in sustaining costs per ounce", "minesite costs per tonne" and "adjusted net income", that are not recognized measures under IFRS. These measures may not be comparable to similar measures reported by other issuers. For a reconciliation of these measures to the most directly comparable financial information reported in the consolidated financial statements prepared in accordance with IFRS, and for an explanation of how management uses these measures, please see the Company's management's discussion and analysis for the three and nine months ended September 30, 2019 filed with the CSA on SEDAR on October 24, 2019 and the Company's management's discussion and analysis for the year ended December 31, 2018 filed with the CSA on SEDAR on March 26, 2019.

        The total cash costs per ounce of gold produced is reported on both a by-product basis (deducting by-product metal revenues from production costs) and co-product basis (before deducting by-product metal revenues). The Company calculates the total cash costs per ounce of gold produced on a by-product basis by adjusting production costs as recorded in the consolidated statements of income for by-product revenues, unsold concentrate inventory production costs, smelting, refining and marketing charges and other adjustments, and then dividing by the number of ounces of gold produced. The Company calculates the total cash costs per ounce of gold produced on a co-product basis in the same manner as the total cash costs per ounce of gold produced on a by-product basis, except that no adjustment is made for by-product metal revenues. Accordingly, the calculation of total cash costs per ounce of gold produced on a co-product basis does not reflect a reduction in production costs or smelting, refining and marketing charges associated with the production and sale of by-product metals. The total cash costs per ounce of gold produced is intended to provide information about the cash-generating capabilities of the Company's mining operations. Management also uses these measures to monitor the performance of the Company's mining operations. As market prices for gold are quoted on a per ounce basis, using the total cash costs per ounce of gold produced on a by-product basis measure allows management to assess a mine's cash-generating capabilities at various gold prices. Unless otherwise stated, total cash costs per ounce amounts set out herein are reported on a by-product basis.

        The Company calculates all-in sustaining costs per ounce of gold produced on a by-product basis as the aggregate of total cash costs on a by-product basis, sustaining capital expenditures (including capitalized exploration), general and administrative expenses (including stock options) and reclamation expenses, and then dividing by the number of ounces of gold produced. The all-in sustaining costs per ounce of gold produced on a co-product basis is calculated in the same manner as the all-in sustaining costs per ounce of gold produced on a by-product basis, except that the total cash costs on a co-product basis is used, meaning no adjustment is made for by-product metal revenues. All-in sustaining costs per ounce is used to show the full cost of gold production from current operations. Unless otherwise stated, all-in sustaining costs per ounce amounts set out herein are reported on a by-product basis.

        Management is aware that these per ounce measures of performance can be affected by fluctuations in foreign exchange rates and, in the case of total cash costs per ounce of gold produced on a by-product basis and all-in sustaining costs per ounce of gold produced on a by-product basis, by-product metal prices. Management compensates for these inherent limitations by using these measures in conjunction with minesite costs per tonne as well as other data prepared in accordance with IFRS.

        The Company calculates minesite costs per tonne by adjusting production costs as recorded in the consolidated statements of income for production costs associated with unsold concentrate inventory and other adjustments, and then dividing by tonnes of ore processed. As the total cash costs per ounce of gold produced can be affected by fluctuations in by-product metal prices and foreign exchange rates, management believes that minesite costs per tonne provides additional information regarding the performance of mining operations, eliminating the impact of varying production levels. Management also uses this measure to determine the economic viability of mining blocks. As each mining block is evaluated based on the net realizable value of each tonne mined, in order to be economically viable the estimated revenue on a per tonne basis must be in excess of the minesite costs per tonne. Management is aware that this per tonne measure of performance can be affected by fluctuations in processing levels and compensates for this inherent limitation by using this measure in conjunction with production costs prepared in accordance with IFRS.

        The Company calculates adjusted net income by adjusting the net income as recorded in the consolidated statements of income for foreign currency translation gains and losses, mark-to-market adjustments, non-recurring gains and losses and unrealized gains and losses on financial instruments. Management uses adjusted net income to evaluate the underlying operating performance of the Company and to assist with the planning and forecasting of future operating results. Management believes that adjusted net income is a useful measure of performance because foreign currency translation gains and losses, mark-to-market adjustments, non-recurring gains and losses and unrealized gains and losses on financial instruments do not reflect the underlying operating performance of the Company and may not be indicative of future operating results.

        Management also performs sensitivity analyses in order to quantify the effects of fluctuating foreign exchange rates and metal prices. This prospectus and the documents incorporated by reference herein also contain information as to estimated future total cash costs per ounce, all-in sustaining costs per ounce and minesite costs per tonne. The estimates are based upon the total cash costs per ounce, all-in sustaining costs per ounce and minesite costs per tonne that the Company expects to incur to mine gold at its mines and projects and, consistent with the reconciliation of these actual costs referred to above, do not include production costs attributable to accretion expense and other asset retirement costs, which will vary over time as each project is developed and mined. It is therefore not practicable to reconcile these forward-looking non-GAAP financial measures to the most comparable IFRS measure.

FORWARD-LOOKING STATEMENTS

        The information contained in this prospectus has, unless otherwise specified, been prepared as of December 2, 2019 and, unless otherwise specified, the information contained in the documents incorporated by reference herein has been prepared as of the respective dates of such documents. Certain statements contained in this prospectus and in the documents incorporated by reference herein, referred to herein as "forward-looking statements", constitute "forward-looking information" under the provisions of Canadian provincial and territorial securities laws and constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, the Company's plans, objectives, expectations, estimates, beliefs, strategies and intentions and can generally be identified by the use of words such as "anticipate", "believe", "budget", "can", "could", "estimate", "expect", "forecast", "intend", "likely", "may", "might", "plan", "potential", "project", "schedule", "should", "target", "will", "would" or other variations of these terms or similar words. Forward-looking statements in this prospectus and in the documents incorporated by reference herein include, but are not limited to, the following:

  •
  the Company's forward-looking production guidance for 2019 and future periods, including estimated ore grades, recovery rates, project timelines, drilling results, metal production, life of mine estimates, total cash costs per ounce, all-in sustaining costs per ounce, minesite costs per tonne, other expenses, cash flows and free cash flow;

  •
  statements regarding future earnings, and the sensitivity of earnings to gold and other metal prices;

  •
  anticipated levels or trends for prices of gold and by-product metals mined by the Company or for exchange rates between currencies in which capital is raised, revenue is generated or expenses are incurred by the Company;

  •
  the estimated timing and conclusions of technical studies and evaluations;

  •
  the methods by which ore will be extracted or processed;

  •
  statements concerning the Company's expansion plans at Kittila, Meliadine Phase 2 and Amaruq Phase 2, and the Company's ramp-up activities at Meliadine and Amaruq, including the timing, funding, completion and commissioning thereof;

  •
  statements concerning other expansion projects, recovery rates, mill throughput, optimization and projected exploration, including costs and other estimates upon which such projections are based;

  •
  anticipated timing of events at the Company's minesites, mine development projects and exploration projects;

  •
  statements regarding timing and amounts of capital expenditures and other expenditures; estimates of future mineral reserves, mineral resources, mineral production, optimization efforts and sales; estimates of future capital expenditures and other cash needs, and expectations as to the funding thereof;

  •
  the projected development of certain ore deposits, including estimates of exploration, development and production and other capital costs and estimates of the timing of such exploration, development and production or decisions with respect to such exploration, development and production;

  •
  estimates of mineral reserves and mineral resources and their sensitivities to gold prices, mineral grades, mineral recoveries and other factors and statements regarding anticipated future exploration results, including drill results on future mineral reserves and mineral resources;

  •
  statements regarding the Company's ability to obtain the necessary permits and authorizations in connection with its proposed or current exploration, development and mining operations and the anticipated timing thereof;

  •
  statements regarding anticipated future exploration;

  •
  the anticipated timing of events with respect to the Company's mine sites;

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  statements regarding the sufficiency of the Company's cash resources and other statements regarding anticipated trends with respect to the Company's operations, exploration and the funding thereof;

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  statements regarding anticipated legislation and regulations, including with respect to climate change and estimates of the impact on the Company;

  •
  estimates of future costs and other liabilities for environmental remediation; and

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  statements regarding the outcome of discussions with First Nations groups.

        Forward-looking statements are necessarily based upon a number of factors and assumptions that, while considered reasonable by the Company as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The material factors and assumptions used in the preparation of the forward looking statements in this prospectus and in the documents incorporated by reference herein are based, and which may prove to be incorrect, include, but are not limited to, the assumptions set out in this prospectus and in the documents incorporated by reference herein, as well as: that there are no significant disruptions affecting the Company's operations, whether due to labour disruptions, supply disruptions, damage to equipment, equipment failures, natural or man-made occurrences, accidents, mining or milling issues, political changes, title issues or otherwise; that production, permitting, development, expansion and the ramp-up of operations at each of the Company's mines and mine development and exploration projects proceed on a basis consistent with current expectations and plans, and that the Company does not change its plans relating to such projects; that expected benefits from recent transactions are realized on a basis consistent with the Company's expectations; that the foreign exchange rates between the Canadian dollar, euro, Mexican peso and the U.S. dollar will be approximately consistent with current levels or as set out in this prospectus; that prices for gold, silver, zinc and copper will be consistent with the Company's expectations; that prices for key mining and construction supplies, including labour costs, will be consistent with the Company's expectations; that production meets expectations; that the Company's current estimates of mineral reserves, mineral resources, mineral grades and mineral recovery are accurate; that there are no material delays in the timing for completion of ongoing projects; that seismic activity at the Company's operations at La Ronde is as expected by the Company; that the Company's current plans to optimize production are successful; and that there are no material variations in the current tax and regulatory environment that affect the Company.

        The forward-looking statements in this prospectus reflect the Company's views as at the date of this prospectus and involve known and unknown risks, uncertainties and other factors which could cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the risk factors set out under "Risk Factors" in this prospectus and the AIF, as well as in the Company's other filings with the CSA and the SEC. Given these uncertainties, investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. All forward-looking information in this prospectus and in the documents incorporated herein by reference is qualified in its entirety by the cautionary statements herein and the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by applicable law. This prospectus and the documents incorporated by reference herein contain information regarding anticipated total cash costs per ounce, all-in sustaining costs per ounce and minesite costs per tonne in respect of the Company or at certain of the Company's projects. The Company believes that these generally accepted industry measures are realistic indicators of operating performance and are useful in allowing year over year comparisons. Investors are cautioned that this information may not be suitable for other purposes.

PROSPECTUS SUMMARY

        The following information is a summary only and is to be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing elsewhere in this prospectus and in the documents incorporated by reference herein. Capitalized terms used but not defined in this summary have the respective meanings ascribed thereto elsewhere in this prospectus. Unless otherwise indicated, the statistical, operating and financial information contained in this prospectus is presented as at December 2, 2019.

 The Company

        The Company is a senior Canadian-based international gold producer with operating mines in Canada, Finland and Mexico and exploration and development activities in each of these countries as well as in the United States and Sweden. The Company's operating history includes over three decades of continuous gold production.

        The Company's strategy is to deliver high quality growth while maintaining high performance standards in health, safety, environmental matters and social acceptability; build a strong pipeline of projects to drive future production; and employ the best people and motivate them to reach their potential. Over the past 12 years, the Company transformed itself from a regionally focused, single mine producer to a multi-mine international gold producer. The Company plans to pursue opportunities for growth in gold production and gold reserves through the prudent acquisition or development of exploration properties, development properties, producing properties and other mining businesses in the Americas and Europe.

        In 2018, the Company produced 1,626,669 ounces of gold at production costs per ounce of $713, total cash costs per ounce of $637 and all-in sustaining costs per ounce of $877. For 2019, the Company expects to produce approximately 1.77 to 1.78 million ounces of gold at total cash costs per ounce between $620 and $670 and all-in sustaining costs per ounce between $875 and $925. During the nine months ended September 30, 2019, the Company produced 1,287,469 ounces of gold at production costs per ounce of $724, total cash costs per ounce of $643 and all-in sustaining costs per ounce of $898. The Company has traditionally sold all of its production at the spot price of gold due to its general policy not to sell forward its future gold production.

RISK FACTORS

        An investment in the Securities involves certain risks. Before making an investment decision, prospective purchasers should carefully consider all of the information in this prospectus and the documents incorporated by reference herein, including the relevant Prospectus Supplement relating to a specific offering of Securities, and, in particular, should evaluate the risk factors set forth under the heading "Risk Factors" in the AIF. The risks described herein and therein are not the only ones facing the Company. Additional risks not currently known to the Company or that the Company currently deems immaterial may also impair the Company's business operations.

THE COMPANY

Overview of the Company

        The Company is a senior Canadian-based international gold producer with operating mines in Canada, Finland and Mexico and exploration and development activities in each of these countries as well as in the United States and Sweden. The Company's operating history includes over three decades of continuous gold production.

        The Company's strategy is to deliver high quality growth while maintaining high performance standards in health, safety, environmental matters and social acceptability; build a strong pipeline of projects to drive future production; and employ the best people and motivate them to reach their potential. Over the past 12 years, the Company transformed itself from a regionally focused, single mine producer to a multi-mine international gold producer. The Company plans to pursue opportunities for growth in gold production and gold reserves through the prudent acquisition or development of exploration properties, development properties, producing properties and other mining businesses in the Americas and Europe.

        In 2017, the Company embarked on the largest capital spending program in its history in order to build two new mines in Nunavut. The Company achieved commercial production at the Meliadine mine on May 14, 2019 and at the Amaruq satellite deposit at the Meadowbank Complex on September 30, 2019.

        In 2018, the Company produced 1,626,669 ounces of gold at production costs per ounce of $713, total cash costs per ounce of $637 and all-in sustaining costs per ounce of $877. For 2019, the Company expects to produce approximately 1.77 to 1.78 million ounces of gold at total cash costs per ounce between $620 and $670 and all-in sustaining costs per ounce between $875 and $925. During the nine-month period ended September 30, 2019, the Company produced 1,287,469 ounces of gold at production costs per ounce of $724, total cash costs per ounce of $643 and all-in sustaining costs per ounce of $898. See "Note to Investors Concerning Certain Measures of Performance" for a discussion of the use of the non-GAAP measures total cash costs per ounce and all-in sustaining costs per ounce. The Company has traditionally sold all of its production at the spot price of gold due to its general policy not to sell forward its future gold production.

        The Company operates through three business units: Northern Business, Southern Business and Exploration.

        The Company's Northern Business is comprised of the Company's operations in Canada and Finland. The Company's Canadian properties include the LaRonde Complex, the Goldex mine, the Meadowbank Complex and the Meliadine mine, each of which is a 100% interest held directly by the Company, and a 50% interest in the Canadian Malartic mine, which is held through the Company's indirect 50% interest in Canadian Malartic GP, the owner and operator of the mine. The Company's operations in Finland are conducted through its indirect subsidiary, Agnico Eagle Finland Oy, which owns the Kittila mine. In 2018, the Northern Business accounted for approximately 80% of the Company's gold production. In 2019, the Company anticipates that the Northern Business will account for approximately 83% of the Company's gold production.

        The Company's Southern Business is comprised of the Company's operations in Mexico. The Company's Pinos Altos mine, including the Creston Mascota deposit, is held through its indirect subsidiary, Agnico Eagle Mexico, S.A. de C.V. The La India mine is owned by the Company's indirect subsidiary, Agnico Sonora, S.A. de C.V. In 2018, the Southern Business accounted for approximately 20% of the Company's gold production. In

2019, the Company anticipates that the Southern Business will account for approximately 17% of the Company's gold production.

        The Company's Exploration group focuses primarily on the identification and evaluation of new mineral reserves and mineral resources and new development opportunities in politically stable and proven gold producing regions. Current exploration activities are concentrated in Canada, the United States, Mexico, Finland and Sweden. Several projects were evaluated during 2018 and 2019 in these regions where the Company believes the potential for gold occurrences is excellent and which the Company believes to be politically stable and supportive of the mining industry. Exploration activities are managed from offices in: Val d'Or, Quebec; Kirkland Lake, Ontario; Reno, Nevada; Chihuahua, Hermosillo and Jalisco, Mexico; Kittila, Finland; Storuman, Sweden; and Vancouver, British Columbia.

        The Company's executive and registered office is located at 145 King Street East, Suite 400, Toronto, Ontario, Canada M5C 2Y7; telephone: (416) 947-1212; website: http://www.agnicoeagle.com. The information contained on the website is not part of this prospectus.

CONSOLIDATED CAPITALIZATION

        There have been no material changes in the Company's share and loan capital, on a consolidated basis, since September 30, 2019, the date of the Company's most recently filed financial statements.

USE OF PROCEEDS

        Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, including to fund potential future acquisitions and capital expenditures. Each Prospectus Supplement will contain specific information concerning the use of proceeds from that sale of Securities. The Company may invest funds which it does not immediately use. Such investments may include short-term marketable investment grade securities denominated in Canadian dollars.

        All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the Company's general funds, unless otherwise stated in the applicable Prospectus Supplement.

PRIOR SALES

        Since December 1, 2018 the Company has issued common shares, or securities convertible into common shares, as follows:

Month of Issue	Number of Securities Issued	Issue/Exercise Price (C$)		Reason for Issuance
December 2018	112,900		$28.03	Exercise of Options
	20,525		$28.92	Exercise of Options
	4,650		$36.37	Exercise of Options
	22,500	US$	26.38	Exercise of Options
	136,293	US$	35.29	Issue under the Dividend Re-Investment Plan
	13	US$	37.15	Issue under the Dividend Re-Investment Plan
	114		$49.70	Issue under the Dividend Re-Investment Plan
January 2019	20,000		$28.03	Exercise of Options
	3,533		$28.92	Exercise of Options
	38,460		$36.37	Exercise of Options
	1,700	US$	24.89	Exercise of Options
	500	US$	26.28	Exercise of Options
	1,881,500		$55.10	Option Grant
	244,850	US$	40.40	Option Grant
	114,874		$55.05	Issue under Employee Share Purchase Plan
	7,278	US$	40.47	Issue under Employee Share Purchase Plan

Month of Issue	Number of Securities Issued	Issue/Exercise Price (C$)		Reason for Issuance
February 2019	31,983		$28.92	Exercise of Options
	37,125		$36.37	Exercise of Options
	2,983		$55.10	Exercise of Options
	14,063		$56.45	Exercise of Options
	1,500		$58.04	Exercise of Options
	10,000	US$	24.89	Exercise of Options
	8,000	US$	26.28	Exercise of Options
March 2019	190,395		$28.92	Exercise of Options
	100,737		$36.37	Exercise of Options
	17,451		$55.10	Exercise of Options
	46,622		$56.45	Exercise of Options
	16,374		$58.04	Exercise of Options
	10,450	US$	24.89	Exercise of Options
	12,200	US$	26.28	Exercise of Options
	800	US$	40.40	Exercise of Options
	750	US$	42.00	Exercise of Options
	91,092	US$	40.70	Issue under the Dividend Re-Investment Plan
	27,881		$57.16	Issue under the Dividend Re-Investment Plan
April 2019	100		$28.92	Exercise of Options
	900	US$	24.89	Exercise of Options
	118,606		$59.61	Issue under Employee Share Purchase Plan
	9,299	US$	44.47	Issue under Employee Share Purchase Plan
May 2019	750		$36.37	Exercise of Options
	3,400		$28.92	Exercise of Options
	58,000	US$	24.89	Exercise of Options
	2,350	US$	26.28	Exercise of Options
June 2019	475,965		$28.92	Exercise of Options
	329,049		$36.37	Exercise of Options
	400		$38.15	Exercise of Options
	1,875		$41.15	Exercise of Options
	152,178		$55.10	Exercise of Options
	324,136		$56.45	Exercise of Options
	226,925		$58.04	Exercise of Options
	1,250		$66.57	Exercise of Options
	45,650	US$	24.89	Exercise of Options
	63,937	US$	26.28	Exercise of Options
	12,013	US$	40.40	Exercise of Options
	64,345	US$	42.00	Exercise of Options
	20,500	US$	46.18	Exercise of Options
	134,192	US$	41.28	Issue under the Dividend Re-Investment Plan
	141		$58.17	Issue under the Dividend Re-Investment Plan
July 2019	56,043		$28.92	Exercise of Options
	84,825		$36.37	Exercise of Options
	19,600		$38.15	Exercise of Options
	35,401		$55.10	Exercise of Options
	84,589		$56.45	Exercise of Options
	69,175		$58.04	Exercise of Options
	12,750		$61.32	Exercise of Options
	15,000		$66.17	Exercise of Options

Month of Issue	Number of Securities Issued	Issue/Exercise Price (C$)		Reason for Issuance
	21,225	US$	24.89	Exercise of Options
	8,800	US$	26.28	Exercise of Options
	5,500	US$	40.40	Exercise of Options
	8,500	US$	42.00	Exercise of Options
	19,000	US$	46.18	Exercise of Options
	105,510		$67.02	Issue under Employee Share Purchase Plan
	7,164	US$	50.96	Issue under Employee Share Purchase Plan
August 2019	139,267		$28.92	Exercise of Options
	310,125		$36.37	Exercise of Options
	71,871		$55.10	Exercise of Options
	291,608		$56.45	Exercise of Options
	196,125		$58.04	Exercise of Options
	8,000		$66.57	Exercise of Options
	11,000	US$	24.89	Exercise of Options
	24,650	US$	26.28	Exercise of Options
	21,075	US$	40.40	Exercise of Options
	32,000	US$	42.00	Exercise of Options
	42,250	US$	46.18	Exercise of Options
September 2019	5,467		$28.92	Exercise of Options
	15,350		$36.37	Exercise of Options
	9,719		$55.10	Exercise of Options
	18,203		$56.45	Exercise of Options
	7,125		$58.04	Exercise of Options
	2,000		$66.57	Exercise of Options
	14,050	US$	26.28	Exercise of Options
	135,608	US$	57.16	Issue under the Dividend Re-Investment Plan
	17	US$	60.17	Issue under the Dividend Re-Investment Plan
	71		$79.72	Issue under the Dividend Re-Investment Plan
October 2019	4,500		$28.92	Exercise of Options
	8,000		$36.37	Exercise of Options
	1,500		$55.10	Exercise of Options
	2,250		$56.45	Exercise of Options
	1,500		$58.04	Exercise of Options
	92,203		$76.12	Issue under Employee Share Purchase Plan
	7,012	US$	57.42	Issue under Employee Share Purchase Plan
November 2019	14,500		$28.92	Exercise of Options
	6,800		$36.37	Exercise of Options
	3,250		$55.10	Exercise of Options
	29,510		$56.45	Exercise of Options
	27,500		$58.04	Exercise of Options
	5,000		$66.17	Exercise of Options
	800	US$	40.40	Exercise of Options
	4,750	US$	42.00	Exercise of Options
	2,000	US$	46.18	Exercise of Options

TRADING PRICE AND VOLUME OF COMMON SHARES

        The Company's common shares are listed and traded in Canada on the TSX and in the United States on the NYSE.

        The following table sets out the high and low sale prices and the average daily trading volume for composite trading of the Company's common shares on the TSX since December 1, 2018.

Month	High (C$)	Low (C$)	Average Daily Volume
December 2018	56.37	46.33	1,004,766
January 2019	57.37	51.39	748,553
February 2019	58.44	54.79	705,549
March 2019	61.03	55.53	889,221
April 2019	58.78	53.23	781,991
May 2019	59.87	53.69	911,961
June 2019	69.13	59.49	1,039,415
July 2019	71.96	65.42	733,803
August 2019	86.39	67.81	914,394
September 2019	85.55	70.61	966,155
October 2019	81.18	68.06	738,047
November 2019	81.05	75.16	653,260

        The following table sets out the high and low sale prices and the average daily trading volume for composite trading of the Company's common shares on the NYSE since December 1, 2018.

Month	High ($)	Low ($)	Average Daily Volume
December 2018	41.52	35.13	535,438
January 2019	43.72	38.72	356,532
February 2019	44.31	41.30	319,892
March 2019	45.59	41.49	339,260
April 2019	44.15	39.67	330,267
May 2019	44.27	39.97	244,472
June 2019	52.50	44.27	385,180
July 2019	54.63	49.66	302,110
August 2019	64.86	51.22	411,871
September 2019	64.17	53.34	488,330
October 2019	61.64	51.47	422,910
November 2019	61.47	56.82	285,472

        On November 29, 2019, the closing price of the common shares was C$78.92 on the TSX and $59.60 on the NYSE. The registrar and transfer agent for the common shares is Computershare Trust Company of Canada, Toronto, Ontario.

EARNINGS COVERAGE

        If the Company offers any debt securities having a term to maturity in excess of one year under this prospectus and a Prospectus Supplement, the Prospectus Supplement will include earnings coverage ratios giving effect to the issuance of such securities.

 DESCRIPTION OF SHARE CAPITAL

        The authorized capital of the Company consists of an unlimited number of common shares, of which 239,850,414 were issued and outstanding as of the close of business on November 29, 2019. All outstanding common shares of the Company are fully paid and non-assessable. The holders of the common shares are entitled to one vote per share at meetings of shareholders and to receive dividends if, as and when declared by the directors of the Company. In the event of voluntary or involuntary liquidation, dissolution or winding-up of the Company, after payment of all outstanding debts, the remaining assets of the Company available for distribution would be distributed rateably to the holders of the common shares. Holders of the common shares of the Company have no pre-emptive, redemption, exchange or conversion rights. The Company may not create any class or series of shares or make any modification to the provisions attaching to the Company's common shares without the affirmative vote of two-thirds of the votes cast by the holders of the common shares.

DIVIDENDS

        The Company's current practice is to pay quarterly dividends on its common shares. On March 15, 2019, June 14, 2019 and September 16, 2019, the Company paid a quarterly cash dividend of $0.125 per common share. On November 27, 2019, the Company paid a quarterly cash dividend of $0.175 per common share. Although the Company expects to continue paying a cash dividend, future dividends will be at the discretion of the board of directors of the Company and will be subject to factors such as the Company's earnings, financial condition and capital requirements. The Company's bank credit facility contains a covenant that restricts the Company's ability to declare or pay dividends if certain events of default under the bank credit facility have occurred and are continuing.

DESCRIPTION OF DEBT SECURITIES

General

        The Company may issue debt securities in one or more series under one or more indentures, in each case between the Company and a trustee to be determined by the Company and named in the Prospectus Supplement for such debt securities. A copy of a form of base indenture has been filed with the SEC as an exhibit to the registration statement on Form F-10. A copy of any indenture or supplement thereto entered into by the Company will be filed with securities regulatory authorities and will be available on the Company's SEDAR profile at www.sedar.com. Unless the context otherwise indicates, when the Company refers to the "indenture" in this prospectus in respect of a particular series of debt securities, it is referring to the base indenture, as supplemented by any supplemental indenture applicable to such series.

        The following summary describes certain general terms of the debt securities and certain provisions of the base indenture, although it does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Prospectus Supplement relating to such debt securities. The Company will summarize in the applicable Prospectus Supplement certain terms of the debt securities being offered thereby and the relevant indenture, which may differ from the general information provided below. Prospective investors should rely only on information in the Prospectus Supplement if it is different from the following information.

        The Company may issue debt securities and incur additional indebtedness other than through the offering of debt securities pursuant to this prospectus.

        References to the "Company" in this description of debt securities mean Agnico Eagle Mines Limited but not any of its unrestricted subsidiaries as defined and designated in accordance with the applicable Prospectus Supplement for such debt securities.

        The base indenture will not limit the amount of debt securities the Company can issue under the indenture and will not limit the amount of other indebtedness the Company may incur. The Company may issue debt securities from time to time in separate series.

        The Prospectus Supplement for any series of debt securities the Company offers will describe the specific terms of such debt securities, which may include any of the following:

  •
  the title of that series;

  •
  the percentage of the principal amount at which the debt securities will be issued;

  •
  the maturity date of the debt securities;

  •
  the relative ranking of that series, whether payment on the debt securities will be senior or subordinated to its other liabilities and obligations and the terms of any subordination provisions;

  •
  the dates on which the Company may issue the debt securities and the date or dates on which the Company will pay the principal and any premium on the debt securities and the portion (if less than the principal amount) of debt securities to be payable on a declaration of acceleration of maturity;

  •
  any limit on the aggregate principal amount that may be issued in respect of that series;

  •
  the price at which the series will be issued or whether the securities will be issued on a non-fixed price basis;

  •
  whether the debt securities will bear interest, the interest rate or the method of determining the interest rate, the date from which interest will accrue, the dates interest will be payable and the record dates for interest payments or the method for determining such dates;

  •
  the place or places the Company will pay interest and the place or places where debt securities can be presented for registration of transfer or exchange;

  •
  whether the Company has the option of redeeming or repurchasing the debt securities and the price, period and the terms and conditions applicable to any such redemption;

  •
  any authenticating agent, paying agent, transfer agent or security registrar in respect of the debt securities;

  •
  whether the Company will be obligated to redeem or repurchase the debt securities pursuant to any mandatory sinking fund or other provisions, or at the option of a holder;

  •
  the denominations in which the Company will issue the debt securities;

  •
  the currency or currencies in which the debt securities are being sold and in which the principal of, and interest, premium or other amounts, if any, on, such debt securities will be payable and whether payments will be payable with reference to any index or formula;

  •
  whether the Company will issue the debt securities as global securities and, if so, the identity of the depositary for the global securities;

  •
  whether the Company will issue the debt securities in registered form or bearer form or both;

  •
  changes or additions to events of default;

  •
  the applicability of, changes or additions to the provisions for defeasance described under "Defeasance" below;

  •
  special rights held by the holders of the debt securities if specified events occur;

  •
  the terms for any conversion or exchange of the debt securities for any other securities;

  •
  the dates on which the Company may issue the debt securities and the date or dates on which the Company will pay the principal and any premium on the debt securities and the portion (if less than the principal amount) of debt securities to be payable on a declaration of acceleration of maturity;

  •
  provisions permitting or restricting the issuance of additional securities, the incurring of additional indebtedness and other material negative covenants;

  •
  provisions as to modification, amendment or variation of any rights or terms attaching to the debt securities; and

  •
  any other specific material terms, preferences, rights or limitations of, or restrictions on, the debt securities.

        The Company may issue debt securities bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and offer and sell these securities at a discount below their stated principal amount. The Company may also sell any of the debt securities for a foreign currency or currency unit, and payments on the debt securities may be payable in a foreign currency or currency unit.

        The Company may issue debt securities with terms different from those of debt securities previously issued and, without the consent of the holders thereof, the Company may reopen a previous issue of a series of debt securities and issue additional debt securities of such series (unless the reopening was restricted when such series was created). In any of these cases, the Company will describe in the applicable Prospectus Supplement, any Canadian or United States federal income tax consequences and other special considerations.

        Unless stated otherwise in the applicable Prospectus Supplement, the Company expects that it will issue debt securities in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. The applicable Prospectus Supplement may indicate the denominations to be issued, the procedures for payment of interest and principal and other matters. No service charge will be made for any registration of transfer or exchange of the debt securities, but the Company may, in certain instances, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these transactions.

Ranking

        The debt securities will be senior or subordinated indebtedness of the Company as described in the applicable Prospectus Supplement. Unless otherwise provided in an applicable Prospectus Supplement, if the debt securities are senior indebtedness, they will rank equally and rateably with all other unsecured indebtedness of the Company from time to time issued and outstanding which is not subordinated. If the debt securities are subordinated indebtedness, they may be senior or junior to, or rank parri passu, with the other subordinated indebtedness of the Company from time to time issued and outstanding as described in the applicable Prospectus Supplement. The Company reserves the right to specify in a Prospectus Supplement whether a particular series of subordinated debt securities is subordinated to any other series of subordinated debt securities.

Payment and Transfer

        Unless stated otherwise in the applicable Prospectus Supplement, the Company will make payments of principal of (and premium, if any, on) debt securities of a particular series in the designated currency against surrender of the debt securities at the office of the paying agent the Company designates from time to time. Unless stated otherwise in the applicable Prospectus Supplement, the Company will make payment of any installment of interest on debt securities to the persons in whose names the debt securities are registered. Unless otherwise indicated in the applicable Prospectus Supplement, places of payment of principal of (and premium or other amounts, if any) and interest will be made at the corporate trust office of the trustee by electronic transfer, mail or other means. Unless stated otherwise in the applicable Prospectus Supplement, holders may transfer or exchange fully registered debt securities without the payment of any service charge except for any tax or governmental charge.

Global Securities

        The Company may issue debt securities of a series in whole or in part in the form of one or more global securities which will be deposited with a depositary, or its nominee, identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. Unless and until it is exchanged in whole or in part for the individual debt securities and unless stated otherwise in the applicable Prospectus Supplement, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor.

Merger, Amalgamation or Consolidation

        The Company may not amalgamate or consolidate with or merge with or into any other person or convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any person by liquidation, winding-up or otherwise (in one transaction or a series of related transactions) unless: (a) either (1) the Company is the continuing corporation or (2) the person (if other than the Company) formed by such consolidation or amalgamation or into which the Company is merged or the person which acquires by conveyance, transfer, lease or other disposition the properties and assets of the Company substantially as an entirety (i) is a corporation, company, partnership or trust organized and validly existing under (A) the federal laws of Canada or the laws of any province or territory thereof or (B) the laws of the United States or any State thereof or the District of Columbia, and (ii) assumes by operation of law or expressly assumes, by a supplemental indenture with respect to all debt securities of each series outstanding under the indenture, all of the obligations of the Company under such debt securities; and (b) immediately after giving effect to such transaction (and, to the extent applicable to any additional covenants of a particular series of debt securities, treating any debt which becomes an obligation of the Company or a subsidiary thereof in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default (each, as defined in the base indenture) shall have occurred and be continuing.

        In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the continuing corporation, the successor or continuing person formed or remaining will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture, and thereafter the Company will, except in the case of a lease, be discharged from all obligations and covenants under the indenture and the outstanding debt securities of each series.

Events of Default

        Unless otherwise indicated in the applicable Prospectus Supplement, an event of default will occur if:

  •
  the Company fails to pay principal or any premium on any debt security of that series when it is due and payable;

  •
  the Company fails to pay interest or additional amounts, if any, on any debt security of that series for 30 days after the date when it is due and payable;

  •
  the Company or a material subsidiary fails to comply with or breaches any covenants of any of its other agreements relating to the debt securities or the indenture for 60 days after written notice by the trustee to the Company or written notice by holders of at least 25% of the aggregate principal amount of the debt securities of that series then outstanding to the Company and the trustee;

  •
  certain events involving its bankruptcy, insolvency or reorganization; and

  •
  any other event of default provided for with respect to that series of debt securities.

        The Prospectus Supplement for a series of debt securities may include additional events of default or changes to the events of default described above.

        The trustee will give notice within a reasonable time (not exceeding 90 days) to the holders of debt securities of any default; provided that, unless such default is in respect of the payment of the principal (or premium, if any) on the debt securities, the trustee may withhold such notice if it determines in good faith the withholding of such notice is in the best interests of the holders, collectively, and so advises the Company in writing.

        If an event of default for any series of debt securities occurs and is continuing, other than an event of default involving the Company's or a material subsidiary's bankruptcy, insolvency, or reorganization, or the appointment of a custodian out of court with respect to the Company, the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities of that series then outstanding may require the Company to immediately repay the aggregate unpaid principal amount of the debt securities of the series by providing a notice in writing to the Company (and to the trustee, if given by the holders).

        If an event of default relates to events involving the Company's bankruptcy, insolvency or reorganization, the aggregate unpaid principal amount of all debt securities will become immediately due and payable without any action by the trustee or any holder. In either case, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of the affected series can rescind the accelerated payment requirement.

        Other than its duties in case of a default, the trustee will not be obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders give sufficient funds to the trustee and offer the trustee reasonable indemnity. If they provide such sufficient funds and reasonable indemnity, the holders of a majority in principal amount of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred on the trustee, for any series of debt securities.

        The Company will be required to furnish to the trustee, within 120 days after the end of each fiscal year of the Company and otherwise upon the demand of the trustee, a certificate of certain principal officers of the Company as to the Company's compliance with all conditions and covenants under the indenture.

Defeasance

        Unless stated otherwise in the applicable Prospectus Supplement of a particular series of debt securities, the Company may, at its option, and at any time, elect to have its obligations (and any applicable guarantors) discharged with respect to all outstanding debt securities or all outstanding debt securities of any series. The Company refers to this discharge of obligations as "defeasance". Defeasance means that the Company (and any such guarantors) will be deemed to have paid and discharged the entire indebtedness represented by the applicable outstanding debt securities and to have satisfied its other obligations under the indenture with respect to those debt securities, except for: (i) the rights of holders of such outstanding debt securities to receive, solely from the trust funds described in the paragraph below, payments in respect of the principal of (and premium, if any) and interest on such debt securities when such payments are due; (ii) the Company's obligations under the indenture with respect to such debt securities relating to the issuance of temporary debt securities, the registration, transfer and exchange of debt securities, the replacement of mutilated, destroyed, lost or stolen debt securities, the payment of certain additional amounts, the maintenance of any office or agency for payments in respect of such debt securities, the holding of money for security payments in trust and statements as to compliance with such indenture; (iii) the Company's obligations under the indenture in connection with the rights, powers, trusts, duties and immunities of the trustee; (iv) the defeasance provisions of the indenture; and (v) the Company's right of redemption in the event of certain additional amounts becoming payable under certain circumstances.

        In addition, the Company may, at its option and at any time, elect to be released from its obligations (and to release any applicable guarantors from their obligations) with respect to certain covenants in respect of any series of debt securities under the indenture and any and all additional and different covenants identified in the applicable prospectus supplement of such series of debt securities (unless otherwise indicated in such applicable Prospectus Supplement) and any omission to comply with such obligations thereafter shall not constitute a default or an event of default with respect to that series of debt securities. In the event the Company exercises such covenant defeasance in respect of a series of debt securities, the events (excluding failure to pay and bankruptcy and insolvency events) described under the subsection entitled "— Events of Default", as well as any additional and different events of default specified in the Prospectus Supplement of such series of debt securities, will no longer constitute events of default with respect to the debt securities of such series of debt securities.

        In order to exercise either defeasance or covenant defeasance: (i) the Company must irrevocably deposit with the trustee, in trust, cash in the currency or currencies in which such debt securities are payable, certain government obligations, or a combination thereof in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or chartered accountants, to pay the principal of (and premium, if any, on) and interest on the outstanding debt securities of such series on the stated maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest; (ii) in the case of defeasance, the Company shall have delivered to the trustee an opinion of counsel in the United States stating that (x) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (y) since the date of the applicable supplemental indenture with respect to a series of debt securities, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the trustee an opinion of counsel in the United States to the effect that the holders of the outstanding debt securities of such series will not recognize income, gains or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) in the case of defeasance or covenant defeasance, the Company shall have delivered to the trustee an opinion of counsel in Canada to the effect that holders of the outstanding debt securities of such series will not recognize income, gain or loss for Canadian federal or provincial income tax or other tax (including withholding tax) purposes as a result of such defeasance or covenant defeasance, as applicable, and will be subject to Canadian federal or provincial income tax and other tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance, as applicable, had not occurred (which condition may not be waived by any holder or the trustee); and (v) the Company must comply with certain other conditions.

Modification and Waiver

        Modifications and amendments to the indenture, including to any supplemental indenture relating to a series of debt securities, or the particular terms and conditions of any series of debt securities may be made by the Company (and any applicable guarantors) and the trustee, and will be made by the trustee on the request of the Company, with the consent of the holders of not less than a majority in aggregate principal amount of outstanding debt securities of each such series issued under the indenture to which such modification or amendment will apply; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security of such series affected thereby: (i) change the stated maturity of the principal of, or any installment of interest on, any such debt security, or reduce the principal amount thereof or the rate of interest thereon, or reduce the redemption price thereof, or change the currency in which any such debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the stated maturity thereof (or, in the case of redemption, on or after the applicable redemption date); (ii) reduce the percentage in principal amount of outstanding debt securities of such series, the consent of whose holders is necessary to amend or waive compliance with certain provisions of the base indenture or the supplemental indenture applicable to such series or to waive certain defaults; or (iii) modify any of the provisions relating to the modification or amendment of the base indenture or the particular terms and conditions of such series which provisions require the consent of holders of outstanding debt securities of such series or relating to the waiver of past defaults, except to increase the percentage of outstanding debt securities of such series the consent of whose holders is required for such actions or to provide that certain other provisions of the base indenture or the supplemental indenture applicable to such series cannot be modified or waived without the consent of the holder of each debt security of such series affected thereby.

        In addition, modifications and amendments to the indenture or the particular terms and conditions of any series of debt securities may be made by the Company (and any applicable guarantors) and the trustee without the consent of any holders of debt securities in order to, among other things, (i) provide certain additional rights or benefits to the holders of any series of debt securities, (ii) cure any ambiguity or correct or supplement any defective or inconsistent provision or make any other change to the indenture or a series of debt securities, provided, in each case, that such modification or amendment does not adversely affect the interests of the holders of debt securities of any such series in any material respect, and (iii) give effect to any direction or other act of the holders of a series of debt securities permitted to be given, made or taken under the indenture.

        Any modification or amendment to the indenture or the particular terms and conditions of a series of debt securities that is permitted or authorized for a particular series will be binding on all holders of debt securities of that series notwithstanding whether a particular holder has approved it and, except as otherwise provided in any required approval for such modification or amendment, regardless of whether the holders of any other affected series of debt securities has approved it.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of any affected series may, on behalf of all holders of the debt securities of such series, waive the Company's compliance with certain covenants and other provisions of the base indenture that apply to such series of debt securities and the supplemental indenture applicable to such series, including any existing default or event of default and its consequences under the base indenture and such supplemental indenture other than a default or event of default (i) in the payment of interest (or premium, if any) on, or the principal of, the debt securities of that series, or (ii) in respect of a covenant or other provision that cannot be modified or amended without the consent of the holders of each outstanding debt security of that series.

The Trustee

        The trustee under the indenture or its affiliates may become the owner or pledgee of debt securities issued under the indenture and may otherwise deal with the Company with the same rights it would have if it were not the Trustee, subject to certain exceptions.

        If a material conflict of interest arises with respect to the trustee, the trustee shall, within 90 days of ascertaining that the conflict exists, either eliminate the conflict or resign.

Governing Law

        Unless stated otherwise in the applicable Prospectus Supplement, the indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF WARRANTS

        The Company may issue warrants to purchase debt securities or common shares of the Company. The Company may issue warrants independently or together with other securities, and warrants sold with other securities may be attached to or separate from the other securities. Unless the Prospectus Supplement otherwise indicates, warrants will be issued under, and governed by the terms of, one or more indentures that the Company will enter into with a warrant trustee or trustees that will be named in the Prospectus Supplement.

        The following sets forth certain general terms and provisions of the warrants that may be offered under this prospectus. The specific terms of the warrants, and the extent to which the general terms described in this section apply to these warrants, will be set out in the applicable Prospectus Supplement.

        The Prospectus Supplement relating to any warrants the Company offers will describe the warrants and include specific terms relating to the offering. The Prospectus Supplement will include some or all of the following:

  •
  the designation and aggregate number of warrants offered;

  •
  the currency or currencies in which the warrants will be offered;

  •
  the designation, number and terms of the common shares or debt securities purchasable on exercise of the warrants, and procedures that will result in the adjustment of those numbers;

  •
  the exercise price of the warrants;

  •
  the dates or periods on, after or during which the warrants are exercisable;

  •
  the designation and terms of any securities with which the warrants are issued;

  •
  if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

  •
  any minimum or maximum amount of warrants that may be exercised at any one time;

  •
  any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants;

  •
  whether the warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

  •
  provisions as to modification, amendment or variation of any rights or terms attaching to the warrants;

  •
  material Canadian and United States tax consequences of owning the warrants; and

  •
  any other material terms, preferences, rights or limitations of, or restrictions on, the warrants.

        Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities for which the warrants are exercisable.

        The Company may amend the warrants, without the consent of the holders of the warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not prejudice the rights of the holders of outstanding warrants, as a group.

PLAN OF DISTRIBUTION

        The Company may offer and sell the Securities, separately or together, to or through one or more underwriters or dealers, purchasing as principal for public offering and sale by them, and also may sell Securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set out the terms of the offering, including, as applicable:

  •
  the name or names of any underwriters, dealers or agents;

  •
  the purchase price or prices, and form of consideration for, the Securities (or the manner of determination thereof if offered on a non-fixed price basis, including sales in transactions that are deemed to be "at the market distributions" as defined in National Instrument 44-102 — Shelf Distributions);

  •
  the proceeds to the Company from the sale of the Securities;

  •
  any underwriting discounts or commissions and other items constituting underwriters' compensation;

  •
  any delayed delivery arrangements; and

  •
  any securities exchanges on which the Securities may be listed.

        A Prospectus Supplement may also provide that the Securities sold thereunder will be "flow-through" securities.

        The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The price at which the Securities may be offered may vary between purchasers and during the distribution period. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters, dealers or agents to the Company.

        Underwriters, dealers and agents that participate in the distribution of the Securities may be entitled under one or more agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under Canadian and United States securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

Such underwriters, dealers and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

        Underwriters, dealers or agents may make sales of Securities in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an "at the market" offering as defined in and subject to limitations imposed by and the terms of any regulatory approvals required and obtained under, applicable Canadian securities laws, which includes sales made directly on an existing trading market for the Common Shares, or sales made to or through a market maker other than on an exchange. In connection with any offering of Securities, except with respect to "at the market" offerings, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the offered Securities at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time. No underwriter or dealer involved in an "at the market" offering, as defined under applicable Canadian securities laws, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer will over-allot Securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities. In the event that the Company determines to pursue an "at the market" offering in Canada through a Prospectus Supplement, the Company will apply for any necessary exemptive relief from the Canadian securities commissions in respect of any such offering.

        If underwriters or dealers purchase Securities as principals, the Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters or dealers to purchase those Securities will be subject to certain conditions precedent, and the underwriters or dealers will be obligated to purchase all the Securities offered by the Prospectus Supplement if any of such Securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid may be changed from time to time.

        The Securities may also be sold directly by the Company in accordance with applicable securities laws at prices and upon terms agreed to by the purchaser and the Company, or through agents designated by the Company, from time to time. Any agent involved in the offering and sale of Securities pursuant to a particular Prospectus Supplement will be named, and any commissions payable by the Company to that agent will be set forth in such Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent would be acting on a best efforts basis for the period of its appointment.

        In connection with any offering of Securities, other than an "at the market distribution", the applicable Prospectus Supplement will set forth any intention by the underwriters, dealers or agents to over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time.

EXPERTS

        None of Alain Thibault, Eng., Alexandre Proulx, Eng., Camil Prince, Eng., Carl Pednault, Eng., Christian Provencher, P.Eng., Christian Roy, Eng., Daniel Doucet, Eng., Dany Laflamme, Eng., David Paquin Bilodeau, P.Geo, Daniel Paré, P.Eng., Denis Caron, Eng., Dominique Girard, Eng., Donald Gervais, P.Geo., Dyane Duquette, P.Geo., Francis Brunet, P.Eng., François Petrucci, Eng., François Robichaud, Eng., Guy Gosselin, P.Geo and P.Eng., Jean François Lagueux, Eng., Julie Larouche, P.Geo., Karl Leetmaa, P.Eng., Larry Connell, Louise Grondin, P.Eng., Marc Legault, P.Eng., Michel Julien, P.Eng., Pascal Lehouiller, P.Geo., Paul Cousin, P.Eng., Pierre Matte, Eng., Pierre McMullen, P.Eng., Richard Genest, P.Geo., Eng., Robert Badiu, Sylvain Boily, Eng., Sylvie Lampron, P.Eng. or Tim Haldane, P.Eng. (each, a "Qualified Person"), each of whom has prepared or certified a report under NI 43-101 or approved scientific and technical information referenced in this prospectus and in the documents incorporated by reference herein, has received a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company. As at the date hereof, each of the Qualified Persons beneficially owns, directly or indirectly, less than one percent of any outstanding securities of the Company or any associate or affiliate of the Company. Each of the Qualified Persons is, or was at the time such person prepared or certified the relevant report under NI 43-101 or approved the relevant scientific and technical information, an officer or employee of the Company and/or one or more of its associates or affiliates.

        The auditors of the Company are Ernst & Young LLP, Chartered Professional Accountants, Licensed Public Accountants, of Toronto, Ontario. Ernst & Young LLP report that they are independent of the Company in accordance with the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario and in accordance with the applicable rules and regulations of the SEC and the Public Company Accounting Oversight Board ("PCAOB"). Ernst & Young LLP is registered with the PCAOB. The Annual Financial Statements (as defined below), as well as the Company's internal control over financial reporting as of December 31, 2018, have been audited by Ernst & Young LLP. Ernst & Young LLP's report on the Annual Financial Statements (as defined below) is incorporated by reference herein in reliance on their report given their authority as experts in accounting and auditing.

LEGAL MATTERS

        Certain legal matters in connection with the Securities offered hereby will be passed on for the Company by Davies Ward Phillips & Vineberg LLP, Toronto, Ontario and New York, New York. At the date hereof, partners and associates of Davies Ward Phillips & Vineberg LLP own beneficially, directly or indirectly, less than one percent of any securities of the Company or any associate or affiliate of the Company.

DOCUMENTS INCORPORATED BY REFERENCE

        The following documents filed with the securities commissions or similar authorities in each of the provinces and territories of Canada and with the SEC are specifically incorporated by reference in, and form an integral part of, this prospectus:

a.	the AIF;
b.
the annual audited consolidated financial statements of the Company comprised of the consolidated balance sheets of the Company as at December 31, 2018 and December 31, 2017 and the related consolidated statements of income and comprehensive income, equity and cash flows for the years ended December 31, 2018 and December 31, 2017, together with the notes thereto and the auditors' report thereon dated March 26, 2019 (the "Annual Financial Statements");
c.	management's discussion and analysis of financial condition and results of operations of the Company for the year ended December 31, 2018;
d.	the management information circular prepared in connection with the Company's annual and special meeting of shareholders held on April 26, 2019;
e.
the condensed interim unaudited consolidated financial statements of the Company comprised of the interim consolidated balance sheets of the Company as at September 30, 2019 and December 31, 2018 and the related interim consolidated statements of income and comprehensive income, equity and cash flows for the three and nine months ended September 30, 2019 and 2018, together with the notes thereto; and
f.	management's discussion and analysis of financial condition and results of operations of the Company for the three and nine months ended September 30, 2019.

        All documents of the type referred to above, and any business acquisition reports and material change reports (excluding confidential material change reports), disclosing additional or updated information filed by the Company with any securities commission or similar regulatory authority in Canada subsequent to the date of this prospectus and prior to the termination of any distribution under this prospectus shall be deemed to be incorporated by reference into this prospectus.

        To the extent that any document or information incorporated by reference into this prospectus is included in a report that is filed with or furnished to the SEC on Form 40-F or Form 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement on Form F-10 of which this prospectus forms a part. In addition, the Company may incorporate by reference into this prospectus documents that it files with or furnishes to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, if and to the extent expressly provided therein. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Company and readers should review all information contained in this prospectus, the applicable Prospectus Supplement and the documents incorporated or deemed to be incorporated by reference herein and therein. The Company's current reports on Form 6-K and its annual reports on Form 40-F are available on the SEC's Electronic Data Gathering and Retrieval ("EDGAR") website at www.sec.gov.

        Upon a new annual information form and the related annual audited consolidated financial statements being filed by the Company with, and where required, accepted by, the CSA during the currency of this prospectus, the previous annual information form, the previous annual audited consolidated financial statements and all interim unaudited financial statements (including management's discussion and analysis of financial condition and results of operations in the quarterly reports for such periods), material change reports, business acquisition reports and information circulars filed prior to the commencement of the Company's financial year in which the new annual information form is filed shall be deemed no longer to be incorporated by reference in this prospectus for purposes of future offers and sales of Securities hereunder. Upon new interim financial statements and the accompanying management discussion and analysis being filed by the Company with the applicable securities regulatory authorities during the term of this prospectus, all interim financial statements and accompanying management's discussion and analysis filed prior to the filing of the new interim financial statements shall be deemed no longer to be incorporated by reference into this prospectus for purposes of future offers and sales of Securities hereunder.

        Any statement contained in this prospectus and in the documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        Information has been incorporated by reference in this short form base shelf prospectus from documents filed with the securities regulatory authorities in each of the provinces and territories of Canada and the SEC. Copies of the documents incorporated by reference herein may be obtained on request without charge from the Corporate Secretary, Agnico Eagle Mines Limited, 145 King Street East, Suite 400, Toronto, Ontario, Canada M5C 2Y7 (telephone (416) 947-1212), and are also available electronically at www.sedar.com and www.sec.gov.

        A Prospectus Supplement containing the specific terms of an offering of Securities will be delivered to purchasers of such Securities together with this prospectus and shall be deemed to be incorporated by reference into this prospectus as of the date of such Prospectus Supplement solely for the purposes of the offering of the Securities covered by that Prospectus Supplement.

AVAILABLE INFORMATION

        The Company has filed with the SEC a registration statement on Form F-10 under the United States Securities Act of 1933, as amended, with respect to the securities offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the Securities offered in this prospectus, reference is made to the registration statement and to the schedules and exhibits filed therewith. Statements contained in this prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed and exhibits to the registration statement. Each such statement is qualified in its entirety by such reference. See "Documents Filed as Part of the Registration Statement".

        In addition to the Company's continuous disclosure obligations under the securities laws of the provinces and territories of Canada, the Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. Under the multi-jurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Company's officers and directors are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. Any information filed with the SEC can be read and copied at prescribed rates at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330 or by accessing its website at www.sec.gov. Some of the documents that the Company files with or furnishes to the SEC are electronically available from EDGAR, and may be accessed at www.sec.gov.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

        The Company is incorporated under the laws of the Province of Ontario, Canada. The majority of the Company's directors and officers and the experts named in this prospectus and the documents incorporated by reference herein are residents of Canada. Also, almost all of the Company's assets and the assets of these persons are located outside of the United States. As a result, it may be difficult for shareholders to initiate a lawsuit within the United States against these non-United States residents, or to enforce judgments in the United States against the Company or these persons which are obtained in a United States court. The Company's Canadian counsel has advised the Company that a monetary judgment of a United States court predicated solely upon the civil liability provisions of United States federal securities laws would likely be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. The Company cannot provide assurance that this will be the case. It is less certain that an action could be brought in Canada in the first instance on the basis of liability predicated solely upon the civil liability provisions of United States federal securities laws. It may also be difficult for holders of the Securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Company's civil liability and the civil liability of the Company's directors and officers and experts under United States federal securities laws.

        The Company has filed with the SEC, concurrently with the registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company has appointed Davies Ward Phillips & Vineberg LLP located at 900 Third Avenue, 24th Floor, New York, New York 10022 U.S.A., as the Company's agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against the Company in a United States court arising out of or related to or concerning the offering of the Securities under the registration statement.

        Additionally, it might be difficult for shareholders to enforce judgments of United States courts based solely upon civil liability provisions of the United States federal securities laws or the securities or "blue sky" laws of any state within the United States in a Canadian court against the Company or any of its non-United States resident directors, officers or the experts named in this prospectus or to bring an original action in a Canadian court to enforce liabilities based on the United States federal or state securities laws against such persons.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been filed with the SEC as part of the registration statement of which this prospectus forms a part: the documents referred to under "Documents Incorporated by Reference"; the consent of Ernst & Young LLP; the consent of Davies Ward Phillips & Vineberg LLP; the consent of each of the following Qualified Persons: Christian Provencher, P.Eng., Daniel Doucet, Eng., Daniel Paré, P.Eng., Dominique Girard, Eng., Francis Brunet, P.Eng., Guy Gosselin, P.Geo and P.Eng., Louise Grondin, P.Eng., Marc Legault, P.Eng., Pascal Lehouiller, P.Geo., Paul Cousin, P.Eng., and Sylvie Lampron, P.Eng.; the powers of attorney from the Company's directors and officers; and the form of indenture relating to the debt securities that may be issued under this prospectus.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

INDEMNIFICATION

        Under the Business Corporations Act (Ontario), the Registrant may indemnify a present or former director or officer or person who acts or acted at the Registrant's request as a director or officer of another corporation of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been a director or officer of the Registrant or such other corporation on condition that (i) the director or officer acted honestly and in good faith with a view to the best interests of the Registrant and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Further, the Registrant may, with court approval, indemnify a person described above in respect of an action by or on behalf of the Registrant to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the Registrant, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils conditions (i) and (ii) above. A director is entitled to indemnification from the Registrant as a matter of right if he was substantially successful on the merits in his defense and fulfilled conditions (i) and (ii) above.

        In accordance with the Business Corporations Act (Ontario), the by-laws of the Registrant indemnify a director or officer, a former director or officer, or a person who acts or acted at a Registrant's request as a director or officer of a corporation in which the Registrant is or was a shareholder or creditor against any and all losses and expenses reasonably incurred by him in respect of any civil, criminal, administrative action or proceeding to which he was made a party by reason of being or having been a director or officer of the Registrant or other corporation if he acted honestly and in good faith with a view to the best interests of the Registrant, or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

        A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws of the Registrant and the Business Corporations Act (Ontario).

        Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy in the United States as expressed in the Securities Act and is therefore unenforceable.

II-1

EXHIBITS

        The following exhibits have been filed as part of the Registration Statement:

Exhibit No.	Description
4.1

Annual information form of the Registrant dated March 26, 2019 for the fiscal year ended December 31, 2018 (incorporated by reference to Exhibit 99.1 to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2018 filed with the Commission on March 26, 2019)

4.2

Annual audited consolidated financial statements of the Registrant comprised of the consolidated balance sheets of the Registrant as at December 31, 2018 and December 31, 2017 and the related consolidated statements of income and comprehensive income, equity and cash flows for the years ended December 31, 2018 and December 31, 2017, together with the notes thereto and the auditors' report thereon dated March 26, 2019 (incorporated by reference to Exhibit 99.2 to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2018 filed with the Commission on March 26, 2019)

4.3

Management's discussion and analysis of financial condition and results of operation of the Registrant for the year ended December 31, 2018 (incorporated by reference to Exhibit 99.3 to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2018 filed with the Commission on March 26, 2019)

4.4

Management information circular prepared in connection with the Registrant's annual and special meeting of shareholders held on April 26, 2019 (incorporated by reference to the Exhibit 99.1 of the Registrant's Form 6-K filed with the Commission on April 1, 2019)

4.5

Condensed interim unaudited consolidated financial statements of the Registrant comprised of the consolidated balance sheets of the Registrant as at September 30, 2019 and December 31, 2018 and the related interim consolidated statements of income and comprehensive income, equity and cash flows for the three and nine months ended September 30, 2019 and 2018, together with the notes thereto (incorporated by reference to the Exhibit 99.1 of the Registrant's Form 6-K filed with the Commission on October 24, 2019)

4.6

Management's discussion and analysis of financial condition and results of operations of the Registrant for the three and nine months ended September 30, 2019 (incorporated by reference to the Exhibit 99.1 of the Registrant's Form 6-K filed with the Commission on October 24, 2019)

5.1	Consent of Christian Provencher*
5.2	Consent of Daniel Doucet*
5.3	Consent of Daniel Paré*
5.4	Consent of Dominique Girard*
5.5	Consent of Francis Brunet*
5.6	Consent of Guy Gosselin*
5.7	Consent of Louise Grondin*
5.8	Consent of Marc Legault*
5.9	Consent of Pascal Lehouiller*
5.10	Consent of Paul Cousin*
5.11	Consent of Sylvie Lampron*
5.12	Consent of Ernst & Young LLP*
5.13	Consent of Davies Ward Phillips & Vineberg LLP*
6.1	Powers of Attorney, included on the signature page of this Registration Statement**
7.1	Form of Indenture**

*
Filed herewith

**
Previously filed

II-2

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process

        (a)   At the time of the initial filing of this Registration Statement on Form F-10 with the Commission on November 19, 2019, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

        (b)   Any change to the name or address of the Registrant's agent for service of process shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, Province of Ontario, Country of Canada, on December 2, 2019.

AGNICO EAGLE MINES LIMITED
By:	/s/ DAVID SMITH
	Name:	David Smith
	Title:	Senior Vice-President, Finance and Chief Financial Officer

        Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on December 2, 2019.

Name	Title

* Sean Boyd	Vice-Chairman and Chief Executive Officer, Director (Principal Executive Officer)
* Ammar Al-Joundi	President
/s/ DAVID SMITH David Smith	Senior Vice-President, Finance and Chief Financial Officer (Principal Financial Officer)
* Mathew Cook	Vice-President, Finance (Principal Accounting Officer)
* James D. Nasso	Chairman of the Board
* Leanne M. Baker	Director
* Mel Leiderman	Director
* J. Merfyn Roberts	Director

III-2

Name			Title

* Martine A. Celej			Director
* Robert J. Gemmell			Director
* Sean Riley			Director
* Deborah McCombe			Director
* Jamie Sokalsky			Director
* By:	/s/ DAVID SMITH
	Name:	David Smith
	Title:	Attorney-in-fact

III-3

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Amendment No. 1 to Registration Statement, solely in the capacity of the duly authorized representative of Agnico Eagle Mines Limited in the United States, on this 2nd day of December 2019.

/s/ LEANNE M. BAKER Leanne M. Baker Director

III-4

EXHIBIT INDEX

Exhibit No.	Description
4.1

Annual information form of the Registrant dated March 26, 2019 for the fiscal year ended December 31, 2018 (incorporated by reference to Exhibit 99.1 to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2018 filed with the Commission on March 26, 2019)

4.2

Annual audited consolidated financial statements of the Registrant comprised of the consolidated balance sheets of the Registrant as at December 31, 2018 and December 31, 2017 and the related consolidated statements of income and comprehensive income, equity and cash flows for the years ended December 31, 2018 and December 31, 2017, together with the notes thereto and the auditors' report thereon dated March 26, 2019 (incorporated by reference to Exhibit 99.2 to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2018 filed with the Commission on March 26, 2019)

4.3

Management's discussion and analysis of financial condition and results of operation of the Registrant for the year ended December 31, 2018 (incorporated by reference to Exhibit 99.3 to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2018 filed with the Commission on March 26, 2019)

4.4

Management information circular prepared in connection with the Registrant's annual and special meeting of shareholders held on April 26, 2019 (incorporated by reference to the Exhibit 99.1 of the Registrant's Form 6-K filed with the Commission on April 1, 2019)

4.5

Condensed interim unaudited consolidated financial statements of the Registrant comprised of the consolidated balance sheets of the Registrant as at September 30, 2019 and December 31, 2018 and the related interim consolidated statements of income and comprehensive income, equity and cash flows for the three and nine months ended September 30, 2019 and 2018, together with the notes thereto (incorporated by reference to the Exhibit 99.1 of the Registrant's Form 6-K filed with the Commission on October 24, 2019)

4.6

Management's discussion and analysis of financial condition and results of operations of the Registrant for the three and nine months ended September 30, 2019 (incorporated by reference to the Exhibit 99.1 of the Registrant's Form 6-K filed with the Commission on October 24, 2019)

5.1	Consent of Christian Provencher*
5.2	Consent of Daniel Doucet*
5.3	Consent of Daniel Paré*
5.4	Consent of Dominique Girard*
5.5	Consent of Francis Brunet*
5.6	Consent of Guy Gosselin*
5.7	Consent of Louise Grondin*
5.8	Consent of Marc Legault*
5.9	Consent of Pascal Lehouiller*
5.10	Consent of Paul Cousin*
5.11	Consent of Sylvie Lampron*
5.12	Consent of Ernst & Young LLP*
5.13	Consent of Davies Ward Phillips & Vineberg LLP*
6.1	Powers of Attorney, included on the signature page of this Registration Statement**
7.1	Form of Indenture**

*
Filed herewith

**
Previously filed